Exhibit 10.1

NATIONAL INTERSTATE CORPORATION

RESTRICTED SHARE AND PERFORMANCE SHARE AGREEMENT

Summary of Grant

National Interstate Corporation, an Ohio corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the National Interstate Corporation Long Term Incentive Plan (the “Plan”) and this Restricted Share and Performance Share Agreement (the “Agreement”), the following number of Restricted Shares and Performance Shares, on the Date of Grant set forth below:

Name of Grantee:	[—]

Number of Restricted Shares:	[—]

Target Number of Performance Shares:	[—]

Date of Grant:	[—]

Vesting Date for Restricted Shares:	[—] anniversary of the Date of Grant

Performance Period for the Performance Shares:	January 1, 20[—] to December 31, 20[—]

Performance Goal for the Performance Shares	The Company’s return on equity (“ROE”) is at or above [—]%, determined in accordance with the performance schedule attached as Exhibit A to this Agreement (the “Performance Matrix”).

Restricted Shares

1. Grant of Restricted Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the total number of restricted Common Shares (the “Restricted Shares”) set forth above. The Restricted Shares covered by this Agreement (including any additional Restricted Shares issued under Section 9 hereof) shall be fully paid and nonassessable and shall be represented by a certificate or certificates registered in the Grantee’s name, endorsed with an appropriate legend referring to the restrictions hereinafter set forth.

2. Vesting of Restricted Shares.

(a) The Restricted Shares covered by this Agreement (including any additional Restricted Shares issued under Section 9 hereof) shall vest and become nonforfeitable if the Grantee shall have remained in the continuous employment of the Company and its Subsidiaries through the Vesting Date. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his or her employment among the Company and its Subsidiaries or a leave of absence approved by the Company.

(b) Notwithstanding the provisions of Section 2(a), the Restricted Shares covered by this Agreement that have not yet vested under Section 2(a) shall immediately become vested and nonforfeitable if, prior to the Vesting Date (i) the Grantee dies or becomes Disabled (as defined by reference to the long-term disability program applicable to the Grantee) while in the employment of the Company or a Subsidiary, or (ii) a Change in Control occurs and the Grantee was employed by the Company or a Subsidiary immediately prior to the Change in Control.

3. Forfeiture of Shares. The Restricted Shares covered by this Agreement (including any additional Restricted Shares issued under Section 9 hereof) and any dividends with respect to those shares for which the record date occurs on or after the date of forfeiture shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company and its Subsidiaries prior to the Vesting Date other than as provided in Section 2(b). In the event of a forfeiture of the Restricted Shares, the certificate(s) representing the Restricted Shares covered by this Agreement shall be cancelled.

4. Dividend, Voting and Other Rights. Except as otherwise provided herein, from and after the issue date, the Grantee shall have all of the rights of a shareholder with respect to the Restricted Shares covered by this Agreement (including any additional Restricted Shares issued under Section 9 hereof), including the right to vote the Restricted Shares and receive any cash dividends that may be paid thereon; provided, however, that any additional Common Shares or other securities that the Grantee may become entitled to receive with respect to the Restricted Shares pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company shall be considered Restricted Shares and shall be subject to the same restrictions as the Restricted Shares covered by this Agreement. Any cash dividends paid with respect to the Restricted Shares shall be subject to all required withholdings for federal, state, local or other taxes.

5. Custody of Restricted Shares. The certificate(s) representing the Restricted Shares covered by this Agreement (including any additional Restricted Shares issued under Section 9 hereof) shall be held in custody by the Company until those shares have become vested and nonforfeitable in accordance with Section 2 of this Agreement. By execution of this Agreement and effective until the Restricted Shares have become vested and nonforfeitable as provided in Section 2, the Grantee hereby irrevocably constitutes and appoints the Company’s Secretary and the Company’s Chief Financial Officer, or either of them, as attorneys-in-fact to transfer on the books of the Company with full power of substitution all or any portion of the Restricted Shares that are forfeited in accordance with this Agreement. The Grantee agrees to take any and all other actions (including without limitation executing, delivering, performing and filing such other agreements, instruments and documents) as the Company may deem necessary or appropriate to carry out and give effect to such transfer.

Performance Shares

6. Grant of Performance Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the Target Number of Performance Shares set forth above. Each Performance Share shall represent one hypothetical Common Share and shall at all times be equal in value to one Common Share.

7. Earning of Performance Shares. Except as provided in Section 8, the Performance Shares shall be earned as follows, provided that the Grantee has remained continuously employed by the Company or any Subsidiary through the end of the Performance Period:

(a) The Grantee’s right to receive payment of none, all or a multiple of the Performance Shares shall be contingent upon the extent to which the Company achieves the Performance Goal set forth above for the Performance Period set forth above, determined in accordance with the Performance Matrix.

(b) After the end of the Performance Period, the Committee shall determine in writing the extent, if any, to which the Performance Goal has been achieved and shall determine the number, if any, of Performance Shares that shall be earned by multiplying the Target Number of Performance Shares by the applicable achievement level on the Performance Matrix.

(c) If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business or other events or circumstances render the Performance Goal to be unsuitable, the Committee may modify the Performance Goal or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action may result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(d) The Performance Shares and related dividend equivalents described in Section 10 hereof shall be forfeited automatically without further action or notice (i) in the event that the Performance Shares are not earned pursuant to the Performance Matrix, or (ii) in the event the Grantee ceases to be employed by the Company or a Subsidiary through the end of the Performance Period other than as provided in Section 8.

8. Death, Disability or Change in Control. Notwithstanding any provision of Section 7 to the contrary:

(a) If the Grantee’s employment with the Company or a Subsidiary terminates prior to the end of the Performance Period due to the Grantee’s death or Disability, the Grantee (or the Grantee’s estate or legal representative) shall earn a pro-rated number of Performance Shares equal to (i) the number of Performance Shares to which the Grantee would have been entitled to earn under Section 7 above based on the performance of the Company during the full Performance Period, multiplied by (ii) a fraction, the numerator of which is the number of days that the Grantee was employed during the Performance Period and the denominator of which is the number of days in the Performance Period.

(b) If a Change in Control occurs during the Performance Period, and the Grantee was employed by the Company or any Subsidiary through the day immediately prior to the Change in Control, the Grantee shall earn the Target Number of Performance Shares set forth above, without pro-ration.

9. Payment of Performance Shares. Payment of any Performance Shares that become earned as set forth in Section 7 will be made in the form of additional Restricted Shares, which shall be delivered within 60 days after the end of the Performance Period and which shall be subject to the provisions of Sections 1 through 5 of this Agreement. Payment of the Performance Shares that become earned as set forth in Section 8 shall be paid in the form of fully vested and unrestricted Common Shares as follows: (i) within 60 days after the end of the Performance Period, if the Performance Shares are earned under Section 8(a), and (ii) within 30 days after the occurrence of a Change in Control, if the Performance Shares are earned under Section 8(b).

10. Dividend, Voting and Other Rights. The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Common Shares underlying the Performance Shares until such Common Shares have been delivered to the Grantee in accordance with Section 9. Notwithstanding the foregoing, upon payment of a Performance Share (whether in the form of Common Shares or Restricted Shares), the Grantee shall be entitled to a cash payment (without interest) equal to the aggregate cash dividends declared and payable with respect to one (1) Common Share for each record date that occurs during the period beginning on the Date of Grant and ending on the date the Performance Share is paid. The dividend equivalents described in this Section 10 shall be forfeited to the extent that the underlying Performance Share is forfeited and shall be paid to the Grantee, if at all, at the same time that the related Performance Share is paid to the Grantee in accordance with Section 9.

Additional Terms and Conditions

11. Transferability. The Restricted Shares and Performance Shares may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of by the Grantee, until (a) with respect to the Restricted Shares, they become vested pursuant to this Agreement, and (b) with respect to the Performance Shares, they are paid in the form of Common Shares; provided, however, that the Grantee’s rights with respect to such Restricted Shares and Performance Shares may be transferred by will or pursuant to the laws of descent and distribution. Any purported transfer or encumbrance in violation of the provisions of this Section 11 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares and Performance Shares.

12. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company or a Subsidiary, nor limit or affect in any manner the right of the Company or a Subsidiary to terminate the employment or adjust the compensation of the Grantee.

13. Taxes and Withholding. If the Company or a Subsidiary is required to withhold any federal, state, local or other taxes in connection with the vesting of the Restricted Shares or the payment of the Performance Shares, then the Company or Subsidiary (as applicable) shall retain a number of Common Shares otherwise vested or deliverable with a value equal to the required withholding (based on the Market Value per Share on the date of vesting or delivery, as applicable); provided that in no event shall the value of the Common Shares retained exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. As a condition to receiving this award, the Grantee acknowledges and agrees that he or she shall not file an election under Section 83(b) of the Code with respect to all or any portion of the Restricted Shares.

14. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements of the Nasdaq National Market System or any national securities exchange with respect to the Restricted Shares and Performance Shares.

15. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

16. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

17. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Shares and Performance Shares.

18. Successors and Assigns. Without limiting Section 11 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

20. Electronic Delivery. The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Date of Grant.

NATIONAL INTERSTATE CORPORATION

By:
Name:	[—]
Title:	[—]

The undersigned hereby acknowledges receipt of a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts the award of Performance Shares on the terms and conditions set forth herein and in the Plan.

Grantee

Date:

PERFORMANCE MATRIX

ROE	Achievement Level: Percentage of Target Number of Performance Shares Earned*
less than [—]%	0%
[—]% or more, but less than [—]%	100%
[—]% or more, but less than [—]%	133%
[—]% or more, but less than [—]%	167%
[—]% or more, but less than [—]%	200%
[—]% or more	300%

*	Fractional shares shall be rounded to the nearest whole share.

ROE is calculated by [—].